EXHIBIT 5.1

OPINION OF JOEL BERNSTEIN

(Letterhead of JOEL BERNSTEIN, ATTORNEY AT LAW)

July 11, 2005

American Access Technologies, Inc.

6670 Spring Lake Road

Keystone Heights, FL 32656

Greetings:

I have acted as special counsel to American Access Technologies, Inc., a Florida corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-3 with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to an aggregate of 182,722 shares of the Company’s common stock, $.001 par value per share, to be offered by the selling stockholders named in the Registration Statement and consisting of 182,722 shares which may be issued to the selling stockholders pursuant to common stock purchase warrants (the “Warrants”).

It is my opinion that the 182,722 shares, when issued in the manner set forth in the Warrants, will be duly authorized, validly issued, fully paid and non-assessable.

I consent to the use of my name in the Registration Statement in the section of the Prospectus entitled “Legal Matters” and the filing of this letter as an exhibit to the Registration Statement.

Yours very truly,

/s/ Joel Bernstein
Joel Bernstein